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                                                                      EXHIBIT 99

Press Release

SOURCE: Retractable Technologies, Inc.

Britain's National Health Service Places Retractable Technologies' Vanishpoint Safety Needle Devices On Supplies List

LITTLE ELM, Texas--(BW HealthWire)--Nov. 19, 2001--Retractable Technologies, Inc. (AMEX:RVP - news), a leading maker of safety needle devices, announced today that Britain's National Health Service (NHS) Purchasing & Supplies Agency
(PASA) has placed Retractable's VanishPoint(R) line of automated retraction safety syringes and blood collection devices on its hospital supplies list.

The move by PASA, which purchases approximately 70% of the NHS medical supplies used in Britain, culminates 18 months of successful clinical trials of the VanishPoint(R) line in British health care facilities.

In connection with the NHS decision, Retractable said it had signed a contract with Pendell Medical Ltd., a British-based international medical supply concern, to market and distribute VanishPoint(R) products in Britain. An estimated 500 million syringes are used in Britain annually. Even before the NHS decision, several key British health care facilities had already switched to VanishPoint(R) devices.

"This is a major breakthrough in our efforts to protect health care workers outside the U.S. from potentially deadly accidental needlestick injuries," said Thomas J. Shaw, President and CEO of Retractable. "We look forward to a close, fruitful relationship with the National Health Service and Pendell Medical." Added Pendell CEO Paul Spooner, "Pendell has made significant progress over recent months in gaining visibility for VanishPoint(R) devices on this side of the Atlantic, and our efforts in support of Retractable in Britain will surely assist in the reduction of needlestick injuries among British health care workers."

In the wake of the passage of federal needle safety legislation in the U.S. last year, advocates for British health care workers have been pushing for similar measures. Jon Richards, National Health Officer of Unison, Britain's largest labor union, said "the introduction of truly effective safety products such as the VanishPoint(R) syringe will help British policymakers understand the importance of safety needle devices as well as nurse participation in the selection of them. All safety needle products are not the same. Clearly the choice for the nurse is for those products that require no retraining and have the safety feature designed into the product, not added to a standard syringe as an afterthought." Unison represents 1.3 million workers, 440,000 of whom are health care workers. Its "Needle Safety at Work" campaign has been credited with triggering a wider interest in reducing needlestick injuries and in improving the reporting of these injuries.

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Retractable Technologies, Inc. manufactures and markets VanishPoint(R) automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device. VanishPoint(R) safety needle devices are distributed to the U.S. acute care hospital market by Abbott Laboratories (NYSE:ABT - news) and to the U.S. alternate care market by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Pendell Medical Limited, which is based in Farnham, Surrey, is an innovative distribution firm focusing on opportunities in the European health care sector. Incorporated in 1996 as a health care distribution concern, it initially provided procurement support to a group of businesses in Central and Eastern Europe and in the former Soviet Union. More recently, it has expanded into Western Europe, supporting the implementation of safety-engineered products to reduce needlestick injuries. For more information on Pendell, visit its Web site at www.pendellmedical.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the company's current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand, the company's ability to quickly increase its production capacity in the event of a dramatic increase in demand, the company's ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales, the increased interest of larger market players in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Contact:

Retractable Technologies, Inc., Little Elm
Investor Contact:
Douglas W. Cowan, 888/806-2626 or 972/294-1010
rtifinancial@vanishpoint.com
or
Media Contact:
Phillip L. Zweig, 212/490-0811 or 214/912-7415 (cell)
plzweig@aol.com